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                                                                     Exhibit P.4

                         CLOVER CAPITAL MANAGEMENT, INC.
                                 CODE OF ETHICS
                                December 18, 2003

We all recognize that some or all of our employees have or may acquire the ability to obtain knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made for Clover Capital's advisory clients. If employees engage in personal transactions in securities that are eligible for investment by advisory clients, they could be in a position where their personal interests may conflict with the interests of the clients.

In view of the foregoing and of the provisions of Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), Clover Capital has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create actual conflicts of interest, the potential for conflicts, or the appearance of conflicts, and to establish reporting requirements and enforcement procedures. For the most part, this is a restatement of our insider trading and personal transactions policies and our present policies with respect to state activities.

This Code of Ethics is in addition to any other codes of ethics to which certain employees of Clover may be subject by virtue of their status as registered representatives of broker-dealers.

I. STATEMENT OF GENERAL PRINCIPLES.

In recognition of the trust placed in Clover Capital by its advisory clients and to give effect to Clover's belief that its operations should be directed to the benefit of its clients, Clover hereby adopts the following general principles to guide the actions of its employees, officers, and directors:

(1) The interests of the advisory clients are paramount. All of Clover Capital's employees must conduct themselves and their operations to give maximum effect to this principle by placing the interests of the advisory clients before their own.

(2) All personal transactions in securities by each employee of Clover must be accomplished so as to avoid a conflict of interest or even the appearance of a conflict of interest on the part of the employee with the interests of any client.

(3) Each Clover Capital employee must avoid actions or activities that allow (or appear to allow) him or her to benefit from his or her position with respect to an advisory client, or that otherwise bring into question the employee's independence or judgment.

II. DEFINITIONS

(1) A "related account" is one in which a person has a direct or indirect beneficial ownership of the securities in the account.

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(2) "Beneficial ownership" of a security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. This means that a person should generally consider himself or herself the beneficial owner of any securities in which he or she has or shares in a direct or indirect pecuniary interest. Pecuniary interest is one which provides the opportunity, directly or indirectly to profit from a transaction in the security. An indirect pecuniary interest includes, among others, securities held by (i) his or her spouse or minor children, (ii) a relative who shares his or her home, (iii) other persons by reason of any contract, arrangement, understanding, or relationship that provides him or her with sole or shared voting or investment power over the securities held by such person, (iv) the account of any trust for which the employee is a trustee or in which the employee has a direct or indirect beneficial interest, (v) the account of any partnership (general, limited or otherwise) of which the employee is a general partner or a principal of the general partner, or (vi) any other account over which the employee exercises or shares investment discretion.

(3) "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

(4) "Security" has the same meaning as that set forth in Section 2(a)(36) of the 1940 Act, except that it does not include bankers' acceptances, bank certificates of deposit, commercial paper, and shares of registered open-end funds.

(5) "Clover Compliance" consists of the then Compliance Officer or Officers of Clover.

III. PROHIBITED PERSONAL TRANSACTIONS AND OTHER ACTIVITIES

(1) No employee of Clover Capital shall, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by any advisory client:

(A) employ any device, scheme, or artifice to defraud the advisory client;

(B) make to the advisory client any untrue statement of a material fact or omit to state to such advisory client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(C) engage in any act, practice or course of business that would operate as a fraud or deceit upon such advisory client; or

(D) engage in any manipulative practice with respect to such advisory client.

(2) Employees may not purchase or sell any security for a personal or related account if the security is currently either being purchased by Clover Capital for its clients or is under active consideration or review as a potential investment to be made by Clover Capital on behalf of our clients (a "Restricted Security"). If the security is rejected as one not suitable for client accounts, the employee will then be free to initiate a personal purchase or sale. If the security is accepted and becomes a Restricted Security, the employee may purchase or sell it subject to the terms set forth below. A list of Restricted Securities will be maintained by the Clover Capital Equity and Fixed Income Trading Groups, as the case may be. An employee should contact the applicable Trading Group to determine whether a security is a Restricted Security. This contact should be in the form of an email to "Personal Trading" for documentation purposes. A member of the Trading Group will respond via email either approving or denying the request. It

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is then the employee's responsibility to forward trade approvals to the
Controller. As an exception to this rule, if for some reason the employee is off-site and is unable to email Personal Trading and calls in the request, for documentation purposes Trading will then send an email to the employee stating that his/her call was received and whether or not the request was approved. If Trading fails to email the approval, the employee is responsible for following up with the Trading Group.

(3) Restricted Securities are not to be purchased by Clover Capital employees for their personal or related accounts until all existing clients have established their planned position. The determination of whether all accounts have established their planned position will be made by the equity or fixed income Clover Trading Group, as applicable. In general, it will be made at the end of the "institutional buy." When planned positions for all existing clients have been filled, and the applicable Clover Trading Group has approved, Clover Capital employees may purchase for their personal or related accounts after 2:00 p.m. if there have not been any client trades during that day or where the only trades have been client-directed sales. Client trades entered after 2:00 p.m. will be executed on the next trading day.

(4) Should an employee purchase for or otherwise own in his or her personal or related account a Restricted Security, the employee is expected to hold that security until all existing client positions have been liquidated, other than client positions which are retained at the client's direction. If Clover Capital reduces client exposure to the position across the board but does not totally liquidate the position, employees may reduce their holdings by a similar percentage subsequent to the client selling program. Prior to effecting any sale, the employee should consult with the applicable Clover Trading Group to determine whether all such client positions have been liquidated or reduced, as the case may be. In general, this will occur at the end of an "institutional sell." When all positions have been liquidated the applicable Clover Trading group will remove the security as a Restricted Security. However, at the end of an "institutional sell," if approved by the applicable Clover Trading Group, Clover Capital employees may sell the security for their personal or related accounts (subject to the second sentence in this paragraph) after 2:00 p.m. on any trading day in which there have been no prior client trades. Client trades entered after 2:00 p.m. will be executed on the next trading day.

(5) Employees are prohibited from purchasing or selling directly or indirectly in their personal or related accounts put or call options of any Restricted Security or has been purchased by Clover Capital for its clients as long as that security remains in our client portfolios.

(6) During any institutional buy or sell, employees may not, without the consent of a Managing Director, disclose to non-employees of Clover Capital (except the executing brokers and clients whose portfolios are being affected and who inquire) purchases or sales of securities for clients nor recommend the purchase or sale of securities. The foregoing shall not apply to recommendations by the registered representatives of the principal underwriter of mutual funds advised by Clover Capital relating to the funds.

(7) The purchase by an employee for his or her personal or related account of thinly traded securities in which Clover Capital has client positions requires the consent of a Managing Director of the firm. The applicable Clover Trading Group can determine if a

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security is thinly traded and should be consulted.

(8) At no time is an employee to sell a security directly from his or her personal or related account into a client portfolio or to purchase a security from a client portfolio.

(9) Employees are not to purchase for their personal or related accounts initial public equity offerings or, without the prior written approval of a Managing Director, private placements. If an initial public offering is "hot" or the private placement advantageous Clover Capital does not want to be accused of using the influence of its large commission volume for personal gain by being granted personal access to scarce merchandise. Initial Public offerings of U.S. Treasury & Agency securities, Municipal Bonds and Corporate Bonds may be purchased only with prior approval of a Managing Director.

(10) Employees are not to negotiate personal brokerage commission discounts in excess of those which Clover Capital generally obtains for our clients. Where the broker is one that Clover continuously uses, we do not want to use our clients' buying power to extract personal gain.

(11) Employees should not accept gifts from persons who do business with Clover Capital or, unless approved by a Managing Director, from an advisory client unless on a cumulative basis in any calendar year they do not exceed $25 from any one organization and related firms or individuals.

(12) An employee should not serve as a director, general partner or trustee of a public corporation, partnership or other entity without the approval of a Managing Director OR CHIEF OPERATING OFFICER of Clover Capital.

(13) Any pre-clearance requirements of this Article III shall not apply to the following transactions:

(A) Purchases or sales over which the employee has no direct or indirect influence or control.

(B) Purchases that are part of an automatic dividend reinvestment plan.

(C) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(D) PURCHASES OF U.S. TREASURIES AND EXCHANGE TRADED FUNDS.

(14) All securities transactions in personal and related accounts of an employee are to be reported to Clover Compliance on a quarterly basis no later than 10 days after the close of the calendar quarter. Clover Compliance is responsible for reviewing personal transactions for legal compliance. In addition, each employee will instruct his or her broker to promptly furnish to Clover Compliance confirmation statements or the equivalent of each security trade by his or her or a related account.

Clover Compliance shall submit confidential quarterly reports and will require his or her broker to furnish promptly confirmations statements or the equivalent with respect to his or her own personal securities transactions to a Managing Director of Clover.

(15) Every quarterly report shall contain the following information:

(A) With respect to any transaction during the quarter in a security:

(i) The date of the transaction, the title, the interest rate and maturity date

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(if applicable), and the number of shares and the principal amount of each security involved;

(ii) The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

(iii) The price at which the transaction was effected;

(iv) The name of the broker, dealer, or bank with or through which the transaction was effected: and

(vi) The date the report was submitted by the employee.

Any such report may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

(B) With respect to any personal or related account in which any securities were held during the quarter:

(i) The name of the broker, dealer or bank with which the employee or other person established the account;

(ii) The date the account was established; and

(iii) The date that the report is submitted by the employee.

(16) Employee securities status reports

(A) Initial Holdings Reports

No later than 10 days after a person becomes an employee of the Company he or she shall submit a confidential report to Clover Compliance providing the following information as of the date the person became employed:

(i) The title, number of shares and principal amount of each security in his or her personal or related account when he or she became an employee of the Company;

(ii) The name of any broker, dealer or bank with which the employee's personal or related account was maintained at the time he or she became an employee of the Company; and

(iii) The date that the report is submitted by the employee.

(B) Annual Holdings Reports

On or before July 10, 2000 and on or before the 10th day of July in each subsequent year, each employee shall submit a report to Clover Compliance with the following information as of the close of the preceding June 30th:

(i) The title, number of shares and principal amount of each security in the personal or related account;

(ii) The name of any broker, dealer or bank with which the employee's personal or related account is maintained; and

(iii) The date that the report is submitted to Clover Compliance by the employee.

(17) Every employee shall report the name of any publicly-traded company or any company anticipating a public offering of its equity securities and the total number of its shares beneficially owned by him or her if the total ownership is more than 1/2 of 1% of the company's outstanding shares.

(18) Every employee who owns securities in a publicly-traded company shall bring such ownership to the attention of Clover Compliance if the employee is involved in any

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consideration of an investment in the company on behalf of an advisory client.
Clover's decision to recommend the purchase of such company's securities to any advisory client will be subject to independent review by a Managing Director of Clover with no personal interest in the issuer.

(19) In the event no reportable transactions occurred during the quarter, the report should be so noted and returned signed and dated.

IV PROHIBITED INSIDER TRADING ACTIVITIES

The Insider Trading and Securities Fraud Enforcement Act of 1988 requires that all registered investment advisers establish, maintain, and enforce written policies and procedures designed to detect and prevent insider trading. Insider Trading involves the purchase or sale of a security while in possession of inside information. Inside information could include any material, non-public information concerning the issuer of a security. The Investment Advisers Act of 1940 and the Investment Company Act of 1940 also impose certain restriction in this regard. This section is adopted by Clover Capital to comply with these requirements.

A. General Policy Statement

Clover Capital seeks to ensure that the trust placed in it as investment adviser to various clients, including its investment companies, is not misplaced. Clover Capital expects that all of its employees at all times will not take inappropriate advantage of their position.

B. Insider Trading Prohibition

(1) Unlawful trading of securities while in possession of material, non-public information, or improperly communicating that information to others, is a violation of the federal securities laws and may expose violators to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or 10 years imprisonment. The Securities and Exchange Commission ("SEC") can recover the profits gained or losses avoided through the illegal trading, a penalty of up to three times the illicit windfall and an order permanently barring violators from the securities industry. Violators may be sued by investors seeking to recover damages for insider trading violations. Clover Capital views seriously any violation of this policy, even if the conduct does not, by itself, constitute a violation of the federal securities laws. No Clover Capital employee may purchase or sell, either for his or her personal or related accounts or

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on behalf of others (such as Clover Capital advisory clients), or recommend the purchase or sale of any security, while in the possession of material, non-public information, nor may any Clover Capital employee communicate material, non-public information to others in violation of the law.

(2) What is "Material Information"? Information is material when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, if disclosing certain information will have a substantial effect on the price of a company's securities, or on the perceived value of the company or of a controlling interest in the company, the information is material, but information may be material even if it does not have any immediate direct effect on price and value. There is no simple "bright line" test to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, any question as to whether information is material should be directed to Clover Capital Compliance.

(3) What is "Nonpublic" Information? Information about a publicly-traded security or issuer is "public" when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones "tape" or the Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

(4) Who is an insider? Unlawful insider trading occurs when a person with a duty not to take advantage of material nonpublic information violates that duty. A person in possession of such information but not subject to such a duty is not prohibited from trading. Whether a duty exists is a complex legal question. This portion of the Code of Ethics is intended to provide an overview only, and should not be read as an exhausted discussion of ways in which persons may become subject to insider trading prohibitions.

(a) INSIDERS. "Insiders" of a company include its officers, directors (or partners), and

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employees, and may also include a controlling shareholder or other controlling person. A person who has access to information about the company because of some special trust or other confidential relationship with a company is considered a temporary insider of that company. Investment advisers, lawyers, auditors, financial institutions, and certain consultants and all of their officers, directors or partners, and employees are all likely to be temporary insiders of their clients. Insiders and temporary insiders of a company have a duty not to take advantage of inside information. Employees should consider themselves insiders of all investment companies advised by Clover Capital.

(b) MISAPPROPRIATION. A person who misappropriates inside information has a duty not to take advantage of that information. Misappropriation usually occurs when a person acquires inside information about Company A in violation of a duty owed to Company B. For example, an employee of Company B may know that Company B is negotiating a merger with Company A; the employee has material nonpublic information about Company A and must not trade in Company A's shares. In the event the inside information concerns a company being considered for investment by Clover Capital or in which Clover Capital is investing, an employee with such information should notify a Managing Director of Clover Capital or Clover Capital Compliance.

(c) TIPPING. "Tipping" is passing along inside information. The recipient of a tip (the "tippee") becomes subject to a duty not to trade while in possession of that information. A tip occurs when an insider or misappropriator (the "tipper") discloses inside information to another person, who knows or should know that the tipper was breaching a duty for an improper purpose* A previous tippee may also be a tipper; once a tippee is subject to a duty not to trade, he or she also must not tip.

(d) CONTROLLING PERSONS. Persons responsible for controlling inside information or monitoring violations may be liable for violations of others. Clover Capital, for example, may be liable for violations of its employees if it knows of (or recklessly disregards) the possibility of misuse of inside information and fails to take appropriate steps to prevent that misuse.

(5) Dealing with Information. Clover Capital has extensive contacts with securities issuers. It may

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make investment decisions on the basis of information obtained through such contacts. Problems arise however, when, in the course of these contacts, an employee becomes aware of material, nonpublic, information about the securities issuer or about a company that may be affiliated with such an issuer. This could happen, for example, if results of a company's operations are disclosed prematurely, or if an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, Clover Capital must make a judgment as to its further conduct. Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule that expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Employees should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

To avoid insider trading, employees must observe the following:

(1) An employee must report:

a) To Clover Capital Compliance the names of all public companies with respect to which the employee has any official connection, whether as a director, officer, controlling person or adviser, or has access to inside information directly through family or personal relationships; and

b) To a Managing Director of Clover Capital any information concerning a public company which the employee believes might be material, non-public information.

(2) An employee shall not trade or cause the firm to trade in any stock or other security of a company which is a Restricted Security established by Clover Capital from time to time except as permitted in this Code of Ethics.

TO SUMMARIZE: IF YOU THINK THAT YOU MAY HAVE OR HAVE ACCESS TO MATERIAL, NONPUBLIC INFORMATION, TAKE THE FOLLOWING ACTION:

* Any personal benefit is considered an improper purpose. The benefit does not have to be economic; personal

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friendship influence, or personal relationships are all improper benefits.

- Report the information and any proposed trade immediately to a Managing Director or Clover Capital Compliance.

- Do not purchase or sell the securities on behalf of yourself or others.

- Do not communicate the information inside or outside of Clover, other than to Clover Capital Compliance or a Managing Director.

After Clover Capital Compliance has reviewed the issue, Compliance will determine whether the information is material and nonpublic and, if so, what action the firm should take, e.g., categorizing the related security as a Restricted Security.

You should consult with Clover Capital Compliance before taking any action. This degree of caution will protect you, Clover Capital, and our clients.

CLOVER CAPITAL MANAGEMENT, INC.

STATE COMPLIANCE PROCEDURES

Clover Capital Compliance is responsible for establishing and monitoring procedures to achieve compliance with applicable state securities laws. Some states claim that their securities laws remain in force not withstanding the National Securities Markets Improvement Act of 1996. Compliance maintains records of those states in which Clover is registered as an investment adviser or under some other appropriate category. The records also include for each state (a) those employees of Clover individually registered as an investment adviser agent (an agent may be a portfolio manager, or sales rep. or both), and
(b) limitations, if any, on the use of performance fees.

Compliance will procure and maintain where deemed necessary to applicable laws and regulations of each state where registration is required. Where a state validly requires the adoption of policies or procedures, Compliance will prepare them and initiate measures to implement them.

No contacts by any Clover Capital employee are to be made with any client or prospective client and no management of any client portfolio is to be undertaken, unless in each case it is within the permitted activities of that employee according to the records maintained by Compliance. If any employee desires to initiate any such activities he or she must secure the approval of Clover Capital Compliance. To assure compliance with the foregoing: (1) the

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Operations Manager will not open a new account without obtaining the legal residence of the client, the name of the Clover Capital account representative, the name and address of any referring person and the name of the proposed portfolio manager; and (2) the Operations Manager will not record the transfer of portfolio management of an account without the consent of Clover Capital Compliance. If any of such persons are not permitted to engage in the proposed activities in the applicable state, the account shall not be opened or portfolio management transferred, but the matter shall be brought to the attention of Compliance by the Operations Manager and each other interested person. Any changes in Clover Capital personnel with regard to any account shall be brought to the attention of, and be subject to the approval of, Compliance.

Broker-dealer or investment adviser referrals can also be a source of trouble in the case of outof- state prospective clients - even where Clover Capital and our representatives and portfolio managers are properly registered in the particular state. Some states seem to take the position that a client in those states may not be serviced where the referring broker-dealer or investment adviser is not registered as an investment adviser representative in those states. Therefore, where an account is subject to such a referral, it should be brought to the attention of Clover Capital Compliance. The Operations Manager will not open a referral account without the approval of Compliance.

Compliance maintains copies of policies required by certain of the states in which Clover is registered. Employees engaged in marketing or research are responsible for reading these policies as well as Clover Capital's procedures set forth above.

CLOVER CAPITAL MANAGEMENT, INC.
POLICY ON AGGREGATION OF STOCK ORDERS

(THE FOLLOWING PROCEDURES GOVERN THE RELATIVE PRIORITY AFFORDED CLIENT ACCOUNTS IN THE PURCHASE OR SALE OF ANY STOCK)

A. Custodians will be selected randomly for each such stock order. Within each custodian group, the accounts will receive priority according to their relative positions.

1. Each account will be credited or debited with the full share for that account.

2. Affiliated accounts will not be grouped unless the names are substantially the same and the per cent allocation to the target is substantially the same.

3. An order priority list will be developed on each stock being purchased or sold and will be utilized through the end of the transaction.

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B. The random selection is subject to the following exceptions:

1. Employee accounts always go last.

2. Any account which includes funds of an employee as well as third party clients (e.g., Mutual funds and Clover Focus Series limited partnerships or other pooled investment vehicles) will be traded as near to the middle of the overall order (by number of shares) as is reasonably possible.

3. Accounts for which the stock being traded represents the highest percentage to total equity asset value take priority for sales and those for which the stock represents the lowest percentage to total equity asset value take priority for purchases.

4. If management initiates trades on any day before all of the portfolio managers have made allocations, accounts selected from the priority list will only be those for which allocations have been made.

FIXED INCOME
ORDER AGGREGATIONS

A. Trades based on Clover research in which most accounts with fixed income securities are proposed to invest (small percentage).

1. Handled like aggregation of stock orders

B. Trades based on an offer of an investment banking house which is attractive (high percentage).

1. Fixed income investment guidelines are established by RH & JC, e.g., for the fixed income portion of each portfolio, percentage holdings by credit risk (treasuries, corporates, special situations and mortgages) and by duration.

2. Portfolio managers compare their portfolios against these general guidelines, taking into account investment objectives, portfolio policy statements and other account specific considerations.

3. The portfolio managers' order inputs will generate requests for product to the fixed income department. While there are occasional requests for specific products most requests are broad and generic in nature (e.g., intermediate corporates).

4. When product is purchased, open requests are screened and product is allocated based on numerous considerations such as:

a. account deviations from duration target

b. maturity requirements

c. credit rating restrictions

d. custodian clusters

e. overall investment objective

f. income requirements

5. With fixed income product not being as specific as that of equity, the constant flow of product is allocated in such a way as to move the overall fixed income assets of the firm toward their targets as quickly as possible.

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COMPLAINTS

Client complaints, whether oral or written, can pose serious problems for Clover Capital. Those that relate to performance are endemic to the profession and should be noted in the files maintained by the advisory representative for the client. Other complaints, such as those relating to issues of honesty, conflicts, personal trading, front-running, or other violations of law, can be particularly devastating. Any such complaints should be forwarded to a Managing Director together with an explanation by the Clover representative handling the account. The Managing Director will be responsible for insuring that the matter is handled. A separate site containing all correspondence and other written material with respect to each such complaint will be maintained by Clover Compliance.

SUPERVISION
OF
COMPLIANCE

Clover Capital Management, Inc. compliance is charged with responsibility for implementation of this Code of Ethics including maintenance of records required by Rule 204.2(a) under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940. Compliance is also responsible for compliance with state and other federal securities laws, including preparing and filing of amendments to Clover Capital's Form ADV.

The supervisory employees of Clover at any time are as specified on its Form ADV. State compliance is effected through the "State Compliance Procedures" section of this Code of Ethics. To the extent each state requires the adoption of a specific policy or code the same is added to and incorporated as part of this Code of Ethics and applicable to clients in that state.

Compliance with trading rules for equity securities is the responsibility of members of Clover Capital's Equity Trading Group. Compliance with trading rules for fixed income securities is the responsibility of the director of Clover's Fixed Income Trading Group. "Aggregation of Stock Orders" and "Aggregation of Fixed Income Orders" are part of this Code of Ethics.

REVIEW AND ENFORCEMENT

1. Clover Compliance shall compare all reported personal securities transactions with completed portfolio transactions of the employees and a list of securities being considered for purchase or sale

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by Clover to determine whether a violation of this Code may have occurred.
Before making any determination that a violation has been committed by any person, Compliance shall give such person an opportunity to supply additional explanatory material.

2. If Compliance determines that a violation of this Code may have occurred, he or she shall submit his or her written determination, together with the confidential monthly report and any additional explanatory material provided by the individual to a Managing Director who shall make an independent determination as to whether a violation has occurred.

3. If it is discovered that the Employee did not get pre-clearance approval from the Trading Desk prior to placing a personal transaction, a Warning Notice will be issued. The notice will be placed in the Employee's Personnel file. (Please note that under certain circumstances, even a first-time violation may necessitate the corrective action of termination of the Employee's employment at Clover.)

4. If it is determined that the Employee executed a trade on the same day that Clover executed a trade in the same security, the Compliance Officer will review the circumstances and determine what actions will be taken. In all cases, a written explanation from the Employee will be required by the Compliance Officer.

5. An annual survey will be conducted by the Compliance Department to determine if the preclearance status of an Employee has changed and to ensure that all Employees are aware of their obligations to adhere to the Policy.

6. If an Employee receives 3 Warning Notices during the course of employment with Clover, the case will be referred to the Board of Directors for review. Upon the Board's recommendation, Clover will take the appropriate action, which may include the termination of the Employee's employment at Clover.

7. No person shall participate in a determination of whether he or she has committed a violation of this Code or of the imposition of any sanction against himself. If a securities transaction of a Managing Director is under consideration and there exists no other Managing Director, Compliance shall act in all respects in the manner prescribed herein for the Managing Director.

RECORDS

Clover Capital shall maintain records in the manner and to the extent set forth below, which records shall be available for examination by representatives of the Securities and Exchange Commission.

1. A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

2. A record of any violation of this Code, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

3. A copy of each report made by an employee pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

4. A list of all persons who are, or within the past five years, have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

5. A record of each decision, and the reasons supporting the decision, to approve the acquisition by employees of initial public offerings and private placements shall be maintained for at least five years after the end of the fiscal year in which the approval was granted.

EACH EMPLOYEE SUBJECT TO THIS CODE OF ETHICS MUST READ AND RETAIN A COPY AND AGREE TO ABIDE BY ITS TERMS.

Any questions regarding Clover Capital's policy or procedures should be referred to Clover Capital Compliance.

Every employee shall also certify annually that he or she:

(A) has read and understands this Code;

(B) recognized that he or she is subject to the Code;

(C) has complied with the Code; and

(D) has disclosed and reported all personal securities transactions required to be disclosed or reported.

I have read, understand, and will comply with the foregoing and with the following sections of this Code of Ethics:

Insider Trading Policy, Insider Trading Policy Supplement, Personal Transaction Policy, Aggregation of Stock Orders (only if I am a trader), Aggregation of Fixed Income Orders (only if I am a trader), State Compliance Procedures, and Supervision of Compliance.

_________________________________________________  _______________________
Employee Signature Date